Filed pursuant to Rule 433

Dated July 12, 2007

Registration No. 333-125561

LIMITED BRANDS, INC.

FINAL TERM SHEET

6.90% Notes due 2017

7.60% Notes due 2037

6.90% Notes Due 2017

Issuer:	Limited Brands, Inc .

Security:	6.90% Senior Notes due 2017

Size:	$700,000,000

Maturity Date:	July 15, 2017

Coupon (Interest Rate):	6.90%

Interest Payment Dates:	July 15 and January 15, commencing on January 15, 2008

Price to Public:	99.773%

Benchmark Treasury:	4.50% due May 15, 2017

Benchmark Treasury Yield:	5.132%

Spread to Benchmark Treasury:	+180 basis points

Yield to Maturity:	6.932%

Redemption Provision (Make-Whole Call):	At any time at a discount rate of Treasury plus 30 basis points

Settlement Date:	July 17, 2007

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, Limited Brands will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	532716 AM9

Ratings:	Baa3 by Moody’s Investors Service, Inc. and BBB- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc.

7.60% Notes Due 2037

Issuer:	Limited Brands, Inc.

Security:	7.60% Senior Notes due 2037

Size:	$300,000,000

Maturity Date:	July 15, 2037

Coupon (Interest Rate):	7.60%

Interest Payment Dates:	July 15 and January 15, commencing on January 15, 2008

Price to Public:	99.579%

Benchmark Treasury:	4.50% due February 15, 2036

Benchmark Treasury Yield:	5.236%

Spread to Benchmark Treasury:	+240 basis points

Yield to Maturity:	7.636%

Redemption Provision
(Make-Whole Call):	At any time at a discount rate of Treasury plus 35 basis points

Settlement Date:	July 17, 2007

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, Limited Brands will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	532716 AN7

Ratings:	Baa3 by Moody’s Investors Service, Inc. and BBB- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Banc of America Securities LLC
J.P. Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or e-mailing a request to dg.prospectus_distribution@bofasecurities.com or by calling J.P. Morgan Securities Inc. collect at 212-834-4533.